Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 26, 2019 relating to the consolidated financial statements of Atlanticus Holdings Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Atlanta, Georgia

May 17, 2019